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                                                                   EXHIBIT 10.17





              [LETTERHEAD OF MARTHA STEWART LIVING OMNIMEDIA LLC]



                                                              September 23, 1999



Ms. Sharon Patrick
Martha Stewart Living Omnimedia LLC
20 West 43rd Street
New York, NY 10036

Dear Sharon:

         This letter sets forth the terms of your severance if your employment with Martha Stewart Living Omnimedia LLC or any successor entity ("MSLO") terminates under certain circumstances at any time during the period from the date of the Initial Public Offering until the fourth anniversary thereof (the "Term").

         1. Severance. In the event that during the Term (a) your employment with MSLO is terminated by MSLO without Cause (as defined in Paragraph 3), or by you for Good Reason (as defined in Paragraph 4), or (b) you terminate your employment within 30 days following a Change in Control (as defined in Paragraph
5) (a "Change in Control Termination"), (i) you shall promptly be paid any accrued but unpaid salary, accrued but unused vacation time, un-reimbursed expenses which otherwise would be reimbursed in the normal course and vested benefits under any MSLO benefit plan in which you are then a participant, (ii) you shall promptly be paid an annual bonus with respect to the year in which your employment is terminated, pro-rated to your date of termination at a rate equal to your target bonus, as well as any bonus previously declared but not yet paid with respect to a completed year of service, provided that in the event no bonus has yet been declared with respect to a completed year of service as of the date of your termination of employment, you shall promptly receive a bonus equal to your target bonus with respect to such completed year, (iii) the outstanding options granted to you on or before the date hereof and any other unvested MSLO options which may be granted to you after the date hereof that are scheduled to vest during the forty-eight months immediately following the date of your termination (the "Options") shall be treated as set forth in Paragraph 2 hereof, and (iv) you shall promptly be paid twelve months of your base salary and an amount equal to your then target bonus. The entitlements set forth in clauses (i) through (iv) above are cumulative.

         2. Options. Upon a termination of your employment during the Term by MSLO without Cause or by you for Good Reason, or upon the occurrence of a Change in Control of MSLO, any portion of any of your Options that is not then vested shall become fully vested and exercisable. If you incur a termination of employment other than for Cause during the 24-
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month period following a Change in Control, any portion of any of your Options may thereafter be exercised by you, to the extent it was vested and exercisable at the time of termination, including on such accelerated basis as provided above, for one year from such date of termination or, if earlier, until the tenth anniversary of the grant date for the applicable Option.

         3. Cause. "Cause" shall mean (i) your failure to perform your material duties as President of MSLO after written notice and a reasonable opportunity to cure, (ii) your willful, intentional misconduct that results in material damage to MSLO's business or reputation, (iii) your commission of a type of felony with respect to which incarceration is a typical punishment, (iv) your fraud or misappropriation of MSLO property (other than incidental property), or (v) your failure to comply with MSLO's employment policies and rules after written notice and a reasonable opportunity to cure, provided that, pursuant to the standard policies of MSLO in effect at the time (and any disciplinary procedures set forth therein) such failure to comply with MSLO's employment policies and rules would otherwise give rise to termination. Any termination for Cause must be approved by the Board of Directors.

         4. Good Reason. "Good Reason" shall mean (i)(A) your title as President of MSLO or salary is diminished, (B) your responsibilities are diminished or modified in a manner that is inconsistent in any material respect with your position as President of MSLO, except that this clause shall not apply in the event MSLO creates a new entity (such as a spin-off company or a tracking stock business) which it is necessary or appropriate, in view of potential conflicts, legal or other fiduciary matters, to operate as a separate business with a separate management from MSLO, so long as you are offered to be a member of the board of directors of that entity or (C), in the event the Company hires a new Chief Operating Officer, such person does not report to you in a significant respect, provided that you understand that such executive would also report to other members of the Company's executive office, (ii) you give MSLO notice of your intent to exercise your rights under this provision within 10 business days after you become aware of an event described in (i) above, (iii) MSLO fails to fully cure such event within 10 business days after receiving such notice, and
(iv) you terminate your employment with MSLO within 10 business days after conclusion of the 10-business-day period afforded to MSLO to fully cure such event.

         5. Change in Control. "Change in Control" shall mean the happening of any of the following events:

                  (i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of both (A) 30% or more of either (1) the then outstanding shares of common stock of MSLO (the "Outstanding Company Common Stock") or (2) the combined voting power of the then outstanding voting securities of MSLO entitled to vote generally in the election of directors (the "Outstanding Company Voting Power") and (B) more than both the Outstanding Company Common Stock and the Outstanding Company Voting Power owned or controlled directly or indirectly by Martha Stewart and/or her controlled affiliates, heirs, estate, legal representative and/or beneficiaries (collectively, "Stewart"); provided, however, that for purposes of this subsection (i), the following

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acquisitions shall not constitute a Change in Control: (1) any acquisition directly from MSLO, (2) any acquisition by MSLO, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by MSLO or any corporation controlled by MSLO or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (iii) of this Paragraph 5; or

                  (ii) individuals who, as of the effective date of this Agreement, constitute the Board of Directors of MSLO (the "Incumbent Board") cease for any reason not to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the effective date of this Agreement whose election, or nomination for election by MSLO's stockholders, was approved by Martha Stewart and her controlled affiliates (so long as such affiliates are controlled by her) at a time when such entities controlled at least a majority of the Outstanding Company Voting Power or by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of MSLO; or

                  (iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of MSLO (a "Business Combination"), in each case, unless, following such Business Combination: (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Power immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns MSLO or all or substantially all of MSLO's assets either directly or through one or more subsidiaries of MSLO), (2) in the event that Stewart does not own or control at least 50% of the Outstanding Company Voting Power upon the consummation of the Business Combination, no Person (excluding any employee benefit plan (or related trust) of MSLO or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation (and such amount exceeds the amount owned or controlled by Stewart) except to the extent that such person had such ownership of the Outstanding Company Common Stock or Outstanding Company Voting Power immediately prior to the Business Combination and (3) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors of MSLO, providing for such Business Combination; provided, that, the conversion of MSLO whether by merger, share exchange or otherwise, into a corporation in anticipation of an Initial Public Offering shall not be deemed a Change in Control; or

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                  (iv) approval by the shareholders of MSLO of a complete
liquidation or dissolution of MSLO.

         6. Initial Public Offering. "Initial Public Offering" shall mean the completion of the initial public sale of shares of the common stock of MSLO pursuant to an effective registration statement under the Securities Act of 1933, as amended, following which shares of Class A Common Stock of Martha Stewart Living Omnimedia, Inc. with a market value of at least $50 million are publicly held and freely transferable.


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                  If the foregoing accurately sets forth our agreement, please sign this letter and return it to me.

                                           Very truly yours,



                                           MARTHA STEWART LIVING OMNIMEDIA LLC



                                           By: /s/ Martha Stewart
                                               _________________________________
                                               Name:  Martha Stewart
                                               Title: Chief Executive Officer


ACCEPTED AND AGREED:



/s/ Sharon Patrick
______________________________
Sharon Patrick




Date: September 23, 1999
      _______________________



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